Exhibit 3.2

MEDALIST DIVERSIFIED REIT, INC.

ARTICLES OF AMENDMENT

Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Board of Directors of the Company (the “Board”), acting pursuant to Section 2-309(c)(2) of the Maryland General Corporation Law (the “MGCL”), has approved, and there is therefore effected as of the Effective Time (as defined below), the division of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (“Common Stock”), without any change in the aggregate amount of stated capital, and the issuance of shares of common stock of the Company, par value $0.02 per share, to the holders of outstanding shares of Common Stock, in a forward stock split, as follows and on the following terms:

(i)

every one (1) share of Common Stock, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be divided and changed into five (5) issued and outstanding shares of common stock, par value $0.02 per share, of the Company.

(ii)

the issued and outstanding shares of common stock, par value $0.02 per share, of the Company resulting from such division and issuance shall be and become validly issued, fully paid and non-assessable at the Effective Time, in lieu of the shares of Common Stock in respect of which such shares of common stock, par value $0.02 per share, are issued; and

(iii)

immediately upon the Effective Time, each certificate representing shares of Common Stock of the Company, if any, will continue to be valid but will be deemed for all corporate purposes after the Effective Time, until such certificate is surrendered in accordance with procedures established by the Company, to evidence ownership of the appropriately increased number of shares of common stock, par value $0.02 per share, of the Company resulting from such division and issuance, and upon proper surrender of such certificates, such shares will be held in uncertificated form unless otherwise determined by the Board and then only upon written request by such stockholder to the Secretary of the Company.

SECOND:  In furtherance of and in connection with the forward stock split described and provided for in Article FIRST above, the Company desires to, and does hereby, amend its Charter pursuant to Section 2-605 of the MGCL to change the par value of each authorized share of Common Stock of the Company, whether or not issued or outstanding immediately prior to the Effective Time, from $0.10 per share to $0.02 per share, effective as of the Effective Time, and simultaneously with the forward stock split described and provided for in Article FIRST above.

THIRD:  These Articles of Amendment are for the purpose of effecting a forward stock split that results in a division of the shares of Common Stock of the Company issued and outstanding immediately prior to the Effective Time and a change in the par value of the authorized shares of Common Stock of the Company, whether or not issued or outstanding as of the Effective Time, and the amendment is limited to changes expressly authorized by Section 2-605 of the MGCL to be made without action by the stockholders of the Company and was approved by a majority of the entire Board without action by the stockholders of the Company.

FOURTH:  The foregoing amendment to the Charter as set forth in these Articles of Amendment does not increase the authorized shares of capital stock of the Company.

FIFTH:  These Articles of Amendment shall be effective at 5:01 p.m., Eastern Time, on July 2, 2024 (the “Effective Time”).

SIXTH:  For the avoidance of doubt, these Articles of Amendment supersede and replace in their entirety the Articles of Amendment filed with the State Department of Assessment and Taxation of Maryland on June 7, 2024, which were to become effective at 5:01 p.m., Eastern Time on June 20, 2024, and were abandoned pursuant to a Notice of Abandonment filed with the State Department of Assessment and Taxation of Maryland on June 18, 2024.

SEVENTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 20th day of June, 2024.

ATTEST:		MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Brent Winn, Jr.	By:	/s/ Francis P. Kavanaugh
Name:	Brent Winn, Jr.	Name:	Francis P. Kavanaugh
Title:	Chief Financial Officer	Title:	Chief Executive Officer